Exhibit 10.7

EMPLOYMENT AGREEMENT

SYSOREX GLOBAL HOLDINGS CORP.

WILLIAM FREDERICK

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement"), effective as of October 1, 2014 (the "Effective Date") is entered into between Sysorex Global Holdings Corp. ("Employer"), and William Frederick ("Employee");

W I T N E S S E T H:

WHEREAS, Employer desires to employ Employee upon the terms and conditions set forth herein; and

WHEREAS, Employee is willing to provide services to Employer and certain of its subsidiaries upon the terms and conditions set forth herein.

A G R E E M E N T S:

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1.             EMPLOYMENT

Employer will employ Employee and Employee will accept employment by Employer as a Chief Financial Officer (“CFO”) reporting to the Chief Executive Officer (“CEO”) of Employer. Employee will have such authority, subject to Employer's Certificate of Incorporation and Bylaws, as may be granted from time to time by the CEO or the Board of Directors of Employer. Employee will perform such duties as may be expected from the role of CFO, or as may be specifically assigned from time to time by the Board of Directors or CEO of Employer, which relate to the business of Employer, or its subsidiaries.

2.             ATTENTION AND EFFORT

Employee will devote all of his entire productive time, ability, attention and effort to Employer's business and will skillfully serve its interests during the term of this Agreement. Notwithstanding anything to the contrary in the preceding sentence, Employee may devote reasonable periods of time outside of normal business hours to participation in charitable, civic, community, writing, publishing and/or private investment activities; provided, however, that such activities are permissible only if: (x) any such activity does not interfere with Employee's duties under this Agreement and (y) Employee continues to perform his duties (and no outside activities) at Employer's facilities for an average of 40 hours or more each week during normal business hours.

3.             TERM

Employee is an at will employee whose employment can be terminated by either party at any time for any reason, or for no reason, with or without advance notice.

4.             COMPENSATION

4.1    Base Salary

During the term of this Agreement, Employer agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation which shall consist of a salary at the annual rate of Two Hundred Fifty Thousand dollars ($250,000) before all customary payroll deductions. Such salary shall be paid in substantially equal installments and at the same intervals as other officers of Employer are paid (but in no event less frequently than twice per month).

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4.2    Incentive Bonus

Beginning on January 1, 2015, Employee may be entitled to receive a cash bonus equal to twenty-five percent (25%) of Employee’s salary, contingent upon the satisfactory service performance by Employee and the satisfaction of financial metrics that shall be established by the Compensation Committee of the Board of Directors of Employer; provided, however, that the decision of whether or not to pay a bonus shall be made by the Employer in its sole and absolute discretion.

4.3    Equity

Employer shall issue to Employee options to purchase 200,000 shares of common stock of Employer, which shall have an exercise price that will be set by the Compensation Committee of the Board of Directors of Employer in its sole and absolute discretion and will vest, in equal amounts, over the four-year period beginning on the date that is six (6) months after the Effective Date and ending four (4) years and six (6) months after the Effective Date. These options will be subject to the terms of, an option agreement, to be signed by Employer and Employee, and the Employer’s Amended and Restated 2011 Employee Stock Incentive Plan, as may be amended from time to time (the “Plan”).

5.             BENEFITS

During the term of this Agreement, Employee will be entitled to participate, subject to and in accordance with applicable eligibility requirements and other terms and conditions thereof, in the fringe benefit programs applicable to senior management as per Company HR policies. Employee will also be entitled to reimbursement for approved business related expenses based on timely expense reports; travel expenses will be reimbursed according to the Company’s Joint Travel Regulations, a copy of which has been provided to Employee. Employee shall also be entitled to three (3) weeks paid vacation, which shall increase with years of service in accordance with Employer’s policies generally applicable to all employees. Employee shall also be entitled to five (5) paid wellness days and 10 paid federal holidays. Vacation and wellness days are accrued pro rata per pay period.

6.             TERMINATION

Employment of Employee pursuant to this Agreement may be terminated as follows, but in any case, the provisions of Section 7 hereof shall survive the termination of this Agreement and the termination of Employee's employment hereunder:

6.1     By Employer

With or without Cause (as defined below in Section 7.5), Employer may terminate the employment of Employee at any time during the term of employment upon giving Notice of Termination (as defined below).

6.2     By Employee

For any reason or for no reason, Employee may terminate his employment at any time, upon giving Notice of Termination.

6.3     Automatic Termination

This Agreement and Employee's employment hereunder shall terminate automatically upon the death or total disability of Employee. The term "total disability" as used herein shall mean Employee's inability to perform the duties set forth in Section I hereof for a period or periods of 60 consecutive calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Employee's control, unless Employee is granted a leave of absence by the Board of Directors of Employer. Employee and Employer hereby acknowledge that Employee's ability to perform the duties specified in Section I hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) upon Employee's death or (b) at the end of the calendar month in which Employee meets the definition of totally disabled (as defined above).

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6.4     Notice

The term "Notice of Termination" shall mean written notice of termination of Employee's employment. The effective date of the termination of Employee's employment hereunder shall be the date on which the Notice of Termination is delivered to the other party to this Agreement.

7.             TERMINATION PAYMENTS

In the event of termination of the employment of Employee, all compensation and benefits set forth in this Agreement shall terminate immediately except as specifically provided in this Section 7 or required by law.

7.1     Termination Resulting in Termination Payments

If Employer terminates Employee's employment without Cause or because of a Change of Control (defined in Section 7.5), Employee shall be entitled to receive (a) termination payments equal to his base salary at the then current rate and levels for three (3) months from the date of termination after six (6) months of employment and six (6) months from the date of termination after two (2) years of employment, and (b) any unpaid salary which has accrued for services already performed as of the date the Employee's employment termination becomes effective.

7.2     Termination Not Resulting In Termination Payments

In the case of the termination of Employee's employment with the Employer by either party under any circumstances other than those specified in Section 7.1, Employee shall not be entitled to any payments hereunder, other than those set forth in clause (b) of Section 7.1 hereof.

 7.3     Payment Schedule

All termination payments under this Section 7 shall be made to Employee at the same interval as payments of salary were made to Employee immediately prior to termination, provided, however, that if Employer defaults in its valid obligation to make such a payment, and fails to cure such default within thirty (30) days after receiving written notice thereof from the Employee, all remaining termination payments shall accelerate and shall thereupon become due and payable in full.

7.4     Cause

Wherever reference is made in this Agreement to termination being with or without Cause, "Cause" shall include, without limitation, the occurrence of one or more of the following events:

(a)     Failure or refusal to carry out the lawful duties of Employee described in Section 1 hereof or any reasonable directions of the Board of Directors or CEO of Employer made in good faith which failure or refusal, if curable, is not cured within 10 (ten) business days after written notice thereof from the Employer;

(b)     The commission by Employee of any act of gross negligence, fraud or dishonesty causing material harm to the Employer, or any entities in which Employer owns a majority of the voting securities (collectively, the "Affiliates");

(c)     The procurement by Employee of personal gain or profit at the expense of the Employer or from any transaction in which the Employee has an interest which is adverse to the interest of the Employer or any Affiliate, unless Employee shall have obtained the prior written consent of the CEO or Board of Directors of the Employer;

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(d)     Unauthorized use or disclosure of the confidential information or trade secrets of the Employer, except as may be required by law (in which event Employee shall promptly provide the Employer with written notice of such legal requirement which shall be advance written notice where practicable);

(e)     A material breach by Employee of this Agreement, which breach is not cured promptly after written notice from the Employer;

(f)     Conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof;

(g)     Acts of violence directed at any present, former or prospective employee, independent contractor, vendor, customer or business partner of the Employer;

(h)     The sale, possession or use of illegal drugs on the premises of the Employer or a client of the Employer;

(i)     Misappropriation of the assets of the Employer or other acts of dishonesty related to the business of the Employer and resulting in a material adverse effect on the Employer; or

(j)     Employee, on behalf of himself or the Employer, violates or orders the violation of any laws or governmental regulations applicable to the business of the Employer, resulting in a material adverse effect on the Employer.

In order to constitute "Cause" the termination of Employee's employment must occur within 50 days of the date that any member of the Board of Directors or CEO of the Employer has actual knowledge of the existence of one of the events described in Sections 7.4 (a) or (e) or within 20 days of the date that any member of the Board of Directors or the CEO of Employer has actual acknowledge of the existence of one of the other events which may give rise to "Cause" hereunder. If Employer delivers written notice of one of the grounds for Cause described in Section 7.4 (a) or (e) and the Employee effects a cure of such grounds for Cause then Employee's employment shall continue hereunder in accordance with the terms and conditions of this Agreement. If Employer desires to terminate Employee's employment as a result of subsequent grounds for Cause under Sections 7.4 (a) or (e) (regardless of whether or not such grounds occur under the same subsection of this Section 7.4 as a previous grounds for Cause), then the Employer shall be required to tender a new written notice and afford the Employee another cure opportunity pursuant to this Section 7.4.

7.5    Change of Control

“Change of Control” shall mean: (A) any merger, consolidation, share exchange, division or other reorganization or transaction of Employer (a “Fundamental Transaction”) with any other entity, other than a Fundamental Transaction that results in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power immediately after such Fundamental Transaction of (i) the Employer’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division, or (B) any sale, transfer or other disposition of all or substantially all of Employer’s assets to one or more unaffiliated other persons in a single transaction or series of related transactions.  For avoidance of doubt, a public offering of securities by Employer or its stockholders shall not constitute a Change of Control.

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8.           CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT

8.1     Assignment of lntellectual Property

All concepts, designs, machines, devices, uses, processes, technology, trade secrets, works of authorship, customer lists, plans, embodiments, inventions, improvements or related work product (collectively "Intellectual Property") which Employee develops, conceives or first reduces to practice during the term of his employment hereunder, whether working alone or with others, shall be the sole and exclusive property of Employer, together with any and all Intellectual Property rights, including, without limitation, patent or copyright rights, related thereto, and Employee hereby assigns to Employer all of such Intellectual Property. "Intellectual Property" shall include only such concepts, designs, machines, devices, uses, processes, technology, trade secrets, customer lists, plans, embodiments, inventions, improvements and work product which (a) relate to Employee's performance of services under this Agreement, to Employer's field of business or to Employer's actual or demonstrably anticipated research or development, whether or not developed, conceived or first reduced to practice during normal business hours or with the use of any equipment, supplies, facilities or trade secret information or other resource of Employer or (b) are developed in whole or in part on Employer's time or developed using Employer's equipment, supplies, facilities or trade secret information, or other resources of Employer, whether or not the work product relates to Employer's field of business or Employer's actual or demonstrably anticipated research.

8.2     Disclosure and Protection of Inventions

Employee shall disclose in writing all concepts, designs, processes, technology, plans, embodiments, inventions or improvements constituting Intellectual Property to Employer promptly after the development thereof. At Employer's request and at Employer's expense, Employee will assist Employer or its designee in efforts to protect all rights relating to such Intellectual Property. Such assistance may include, without limitation, the following: (a) making application in the United States and in foreign countries for a patent or copyright on any work products specified by Employer; (b) executing documents of assignment to Employer or its designee of all of Employee's right, title and interest in and to any work product and related intellectual property rights; and (c) taking such additional action (including, without limitation, the execution and delivery of documents) to perfect, evidence or vest in Employer or its designee all right, title and interest in and to any Intellectual Property and any rights related thereto.

8.3     Nondisclosure; Return of Materials

Employee understands, acknowledges, and agrees that during the course of his employment and the term of any consulting relationship with Employer, he will be exposed to or has access to Employer's Trade Secrets and Confidential Information. As used in this Section 8.3, "Trade Secrets" has the same definition as "trade secret" contained in California Civil Code Section 3426.1 and any successor provision thereof. As used in this Section 8.3, "Confidential information" means any information that is not a Trade Secret but is (a) any confidential or other proprietary information, whether of a technical, business or other nature that is of value to the owner of such information and is treated as confidential (including, without limitation, information about employees, customers, marketing strategies, services, business or technical plans and proposals, in any form); (b) any other information identified by Employer as "Confidential Information"; or (c) any other information relating to Employer that is or should be reasonably understood to be confidential or proprietary. During the term of his employment by Employer and thereafter for a period ending on the date which is five (5) years following the date of termination of such employment, Employee shall not disclose any Confidential Information to any third party, except as stated in this Section 8.3. Further, at no time shall Employee disclose any Trade Secret to a third party in contravention of the Uniform Trade Secrets Act, as adopted by the State of California. Employee may only disclose Confidential Information to a third party (a) if required to be disclosed pursuant to law, provided the Employee uses reasonable efforts to give Employer reasonable notice of such required disclosure, and cooperates in any attempts by Employer to obtain a protective order or other similar protection against disclosure of the Confidential Information; or (b) if disclosed with the prior written consent of Employer. Employee may disclose relevant aspects of Confidential Information or Trade Secrets to other of Employer's officers, employees, and consultants on a need-to-know basis, as determined by Employee in his reasonable judgment. In the event of the termination of his employment with Employer or the expiration of this Agreement, Employee, within fifteen (15) days of such termination or expiration, shall return to Employer all documents, data and other materials of whatever nature related to Employer's Trade Secrets, Confidential Information, and Intellectual Property, including, without limitation, drawings, specifications, research, reports, embodiments, software, and manuals, then in Employee's direct or indirect possession. Employee shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing. Notwithstanding anything to the contrary in this Section 8.3, information publicly known that is generally employed by the trade at or after the time that Employee first learns of such information (other than as a result of Employee's breach of this Agreement), shall not be deemed "Confidential Information".

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9.           REPRESENTATIONS AND WARRANTIES

In order to induce Employer to enter into this Agreement, Employee represents and warrants to Employer as follows:

9.1     No Violation of Other Agreements

Neither the execution nor the performance of this Agreement by Employee will violate or conflict in any way with any other agreement by which Employee may be bound, or with any other duties imposed upon Employee by corporate or other statutory or common law.

9.2     Patents, Etc.

Employee has prepared and attached hereto as Schedule 9.2 a list of all inventions, patent applications and patents made or conceived by Employee prior to the date hereof, which are subject to prior agreement or which Employee desires to exclude from this Agreement, or, if no such list is attached, Employee hereby represents and warrants to Employer that there are no such inventions, patent applications or patents.

10.           NOTICE AND CURE OF BREACH

Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than pursuant to the definition of "Cause" set forth in Section 7.4 hereof, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least ten (10) days prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the ten-day period.

11.           FORM OF NOTICE

Except as may be otherwise provided in this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be conclusively deemed to have been duly given to a party (a) when hand delivered to that party; (b) when received when sent by e-mail or facsimile (provided, however, that notices given by e-mail or facsimile shall not be effective unless either (i) a duplicate copy of such e-mail or facsimile notice is promptly given by one of the other methods described in this Section 11 or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by e-mail, facsimile or any other method described in this Section 11; (c) three (3) business days after deposit in the U.S. mail with first class, registered or certified mail postage prepaid, return receipt requested and addressed to the other Party as set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to that party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

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TO EMPLOYER:	Sysorex Global Holdings Corp.
2479 E. Bayshore Road, Suite 195
Palo Alto, CA 94303
Facsimile: (408) 824-1543
Attention: Nadir Ali, CEO
E-mail: ali@sysorex.com

TO EMPLOYEE:	William Frederick
879 Poppy Court
Sunnyvale, CA 94086
E-mail: Will.Frederick@yahoo.com

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11 by giving the other party written notice of the new address in the manner set forth above.

12.           ASSIGNMENT

This Agreement is personal to Employee and shall not be assignable by Employee. Employer may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which Employer is a party or (b) any corporation, partnership, association or other person to which Employer may transfer all or substantially all of the assets and business of Employer existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

13.           WAIVERS

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

14.           ARBITRATION

Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration held in Palo Alto, California in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed upon by Employer and Employee or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. Employer shall pay the costs and expenses of such arbitration, but each party shall separately pay its counsel fees and expenses. Notwithstanding anything to the contrary in this Section 14, Employer may seek provisional injunctive relief from any court of competent jurisdiction in aid of the arbitration, to prevent any award from being rendered ineffectual or to protect its Trade Secrets and/or Confidential Information. Seeking such relief shall not be a waiver of Employer's right to compel arbitration.

15.           AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Employer and Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Employer and Employee.

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16.           APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of California without regard to any rules governing conflicts of laws.

17.           HEADINGS

All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

18.           COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to Section 15 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

19.           ENTIRE AGREEMENT

This Agreement on and as of the date hereof constitutes the entire agreement between Employer and Employee with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements (including without limitation that certain Offer Letter accepted by the Employee on September 15, 2014) between Employer and Employee with respect to such subject matter are hereby superseded and nullified in their entireties.

20.           SEVERABILITY

If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Agreement, then such unenforceable covenant shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

[Signature pages follow]

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IN WITNESS. WHEREOF, the parties have executed and entered into this Agreement as of the Effective Date.

EMPLOYEE:

/s/ William W. Frederick

EMPLOYER:

SYSOREX GLOBAL HOLDINGS CORP.

By:	/s/ Nadir Ali
	Its	CEO

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